Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS FIRST QUARTER RESULTS

Weak economy and credit performance weigh on financial results

•	Reported a $2.9 million adjusted net loss in the first quarter, or $0.06 adjusted loss per diluted share

•	On a GAAP basis, reported $5.0 million net loss in the first quarter, or $0.10 net loss per diluted share

•	Increased liquidity position and reduced staffing levels to cushion against sustained economic weakness

•	Realized increases in non-performing loans and charge-offs, which were 3.84% and 2.50%, respectively, as continued economic weakness weighed on credit performance

•	Built credit loss allowance to 2.81% to reflect continued weak economic conditions and higher levels of non-performing loans

•	Extended the agreement to acquire Southern Commerce Bank

Boston, May 6, 2009 – NewStar Financial, Inc. (NASDAQ: NEWS), a Boston-based commercial finance company, today reported adjusted net loss for the first quarter of 2009 of $2.9 million, or $0.06 per diluted share. On a GAAP basis, the Company reported net loss of $5.0 million, or $0.10 per diluted share, which reflected $2.1 million after-tax non-cash equity compensation expense and related to the 2006 IPO.

“Adjusted net income (loss)” and other non-GAAP financial measures used in this release are defined under “Non-GAAP Financial Measures” on page 5. Reconciliations between GAAP and adjusted (non-GAAP) measures can be found in the attached financial tables.

“The first quarter was challenging for all types of lenders as continued weak economic conditions weighed on credit performance across the industry,” said Tim Conway, Chairman and Chief Executive Officer. “Our credit metrics in the first quarter reflected broad-based weakness in the economy and more severe stress in certain sectors like advertising-based media and real estate. Despite the severity of this recession, however, we continue to benefit from a defensive credit strategy focused on senior debt in companies owned by private equity firms with meaningful value in the equity ownership of those companies.”

“During the quarter, we also made substantial progress on our plans to acquire Southern Commerce Bank. We continue to work constructively with banking regulators to discuss the proposed acquisition and satisfy requirements for regulatory approval.”

Loan Credit Quality

•	The provision for credit losses was $25.3 million in the first quarter of 2009, up from $17.9 million in the fourth quarter of 2008.

•	Allowance for credit losses was $65.0 million or 2.81% of loans at March 31, 2009, compared to $54.0 million or 2.25% at December 31, 2008 and $36.8 million or 1.58% at March 31, 2008.

•

Non-accrual loans consisted of ten loans with an aggregate outstanding balance of $88.9 million at March 31, 2009 compared to six loans with an aggregate outstanding balance of $60.6 million at December 31, 2008. Additionally, the Company had $6.5 million of other real estate owned (“OREO”) comprised of a single property as of March 31, 2009.

•	Seven of the non-accrual loans and one additional accruing loan with an aggregate outstanding balance of $61.3 million as of March 31, 2009 were also delinquent loans.

•	NewStar established $26.7 million of new specific reserves in the first quarter of 2009 compared to $13.2 million in the fourth quarter of 2008.

•

NewStar had net charge-offs of $14.3 million or 2.50% of loans on an annualized basis in the first quarter of 2009 compared to $8.9 million or 1.47% of loans on an annualized basis in the fourth quarter of 2008.

Funding and Capital

•

Total cash and equivalents as of March 31, 2009 were $167 million, of which $58 million was unrestricted. Unrestricted cash increased from approximately $50 million at December 31, 2008 and restricted cash increased from approximately $84 million to $109 million.

•

Amended existing credit facility with Wachovia reducing the size from $350 million to $200 million and extending the maturity date of the liquidity line to June 1, 2009 (April 2009). The short term extension provides time to negotiate restructuring to improve the match between funding maturities and loan portfolio duration.

•	Amended existing term credit facility with Deutsche Bank reducing the size from $400 million to $250 million (January 2009).

•

Approximately 70% of loan assets continued to be term-funded by existing securitized term debt at attractive, locked-in spreads as of March 31, 2009. The ability to re-invest collections from repayments and amortization of certain of these loans represents a continuing source of funding.

•

Balance sheet leverage was modest at 3.3x as of March 31, 2009 approximately equal to December 31, 2008. The slight decrease in leverage was due principally to repayment of advances under credit facilities.

Managed and Owned Loan Portfolios

•	The composition of the owned loan portfolio continued to reflect a focus on senior debt with 96% invested in 1st lien senior secured loans and debt investments at March 31, 2009.

•

Total origination volume for the first quarter of 2009 was $18 million, of which $7 million was retained on NewStar’s balance sheet and $11 million was sold to the NewStar Credit Opportunities Fund (NCOF).

•

Managed loan portfolio was $2.9 billion as of March 31, 2009 (down from $3.0 billion at December 31, 2008), reflecting the net impact of $18 million of new origination, which was offset by prepayments and scheduled amortization of existing loans. Managed loan portfolio was down from $3.0 billion at March 31, 2008.

•	Assets managed for the NCOF were $557 million at March 31, 2009, compared to $561 million at December 31, 2008 and $592 million at March 31, 2008.

•	Owned loan portfolio was $2.3 billion as of March 31, 2009 down from $2.4 billion at December 31, 2008.

•

The owned loan portfolio continued to be balanced across industry sectors and highly diversified by issuer. As of March 31, 2009, no single issuer represented more than 1% of total assets, and the ten largest issuers comprised approximately 10% of the loan portfolio.

Net Interest Income / Margin

•	Net interest income before provision for credit losses was $22.2 million for the first quarter of 2009 compared to $24.4 million for the fourth quarter of 2008.

•

Net interest margin decreased 21 bps to 3.58% for the first quarter of 2009 compared to 3.79% for the fourth quarter of 2008 and 4.19% for the first quarter of 2008 due principally to non-payment of interest income from non-performing assets that was partially offset by an increase in credit spreads on new loans and re-pricing of existing loans.

Non-Interest Income

•	Non-interest income was $6.3 million for the first quarter of 2009 compared to $8.6 million for the fourth quarter of 2008, and $3.2 million for the first quarter of 2008.

•

Non-interest income in the first quarter of 2009 consisted primarily of a $3.3 million gain on repurchase of debt, $3.0 million net gain on sale of an equity instrument, $0.8 million of asset management income and $0.3 million of agency fees, partially offset by $1.3 million decline in fair value of OREO and $0.9 million decline in fair value of equity instruments.

Expenses

•

Operating expenses were $9.9 million in the first quarter of 2009 compared to $7.9 million in the fourth quarter of 2008, and $14.9 million in the first quarter of 2008. The increase in the first quarter of 2009 as compared to the fourth quarter of 2008 was due principally to $0.7 million of costs incurred in connection with the potential acquisition of Southern Commerce Bank, N. A, severance costs of $0.4 million in the first quarter and the partial reversal of incentive compensation accrual in the fourth quarter.

Other Developments

•

Entered into two amendments to the stock purchase and sale agreement with Dickinson Financial Corporation to purchase Southern Commerce Bank, N. A. to extend the agreement to June 1, 2009 and to fix the purchase price at either $17 million or $15.5 million if Dickinson exercises its option to elect to have the transaction treated as an asset sale under Section 338 of the Internal Revenue Code.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-604-9675 approximately 5-10 minutes prior to the call. International callers should dial 719-325-4934. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 15, 2009 by dialing 888-203-1112. International callers should call 719-457-0820. For all replays, please use the passcode 2507542. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing senior secured debt financing for the acquisition or recapitalization of mid-sized companies and commercial real estate. NewStar originates loans directly through a team of experienced, senior bankers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $20 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Chicago IL and Charleston SC. For more detailed transaction and contact information please visit www.newstarfin.com.

Contact:

Colleen M. Banse	Brian J. Fischesser
500 Boylston St., Suite 1600	500 Boylston St., Suite 1600
Boston, MA 02116	Boston, MA 02116
P. 617.848.2502	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
cbanse@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance and business, including our proposed acquisition of Southern Commerce Bank and application to become a bank holding company. As such, they are subject to material risks and uncertainties, including receipt of required regulatory approvals to become a bank holding company and acquire Southern Commerce Bank; our limited operating history; the current dislocation in the credit markets and the general state of the economy;; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally, including increased regulation by the FDIC and OCC if we become a bank holding company.

More detailed information about these factors is described in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2008 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Form 10-Q for the quarter ended March 31, 2009 with the SEC on or before May 11, 2009 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “adjusted net income” and “adjusted earnings per share” mean net income or earnings per diluted share, respectively, as determined under GAAP, excluding the following items: i) compensation expense related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering; and ii) the losses incurred in connection with the change in fair value of the residual interest, including the impact on our effective tax rate. GAAP requires that these items be included in net income. NewStar management uses “adjusted net income” and “adjusted earnings per share” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants made since our inception as a private company, eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of adjusted net income to net income is included on page 7 of this release.

References to “adjusted net interest margin” mean annualized interest income as determined under GAAP (excluding interest income generated from the retained residual interest) less annualized interest expense as determined under GAAP, divided by average interest earning assets (excluding the retained residual interest for the period.)

Adjusted return on average assets means adjusted net income divided by average assets for the period excluding the retained residual interest. Adjusted return on average equity means adjusted net income divided by average equity for the period. Adjusted efficiency ratio means operating expenses determined in accordance with GAAP less i) compensation expense related to restricted stock grants made since our inception as a private company and ii) the change in fair value of the residual interest. The adjusted ratios exclude unique expenses that make it difficult to assess our core performance and compare our period-over-period results.

A reconciliation of our adjusted financial measures to their GAAP equivalents is included on page 9 of this release. NewStar’s adjusted financial measures should not be considered as alternatives to financial measures determined in accordance with GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Assets:
Cash and cash equivalents	$57,581	$50,279	$165,220
Restricted cash	108,889	84,163	67,456
Residual interest in securitization	-	-	308
Investments in debt securities, available-for-sale	2,676	3,025	30,805
Loans held-for-sale	-	-	65,287
Loans, net	2,234,467	2,328,812	2,271,030
Deferred financing costs, net	19,611	21,003	18,081
Interest receivable	8,640	10,608	13,215
Property and equipment, net	1,112	1,252	1,461
Deferred income taxes, net	29,794	31,238	13,051
Income tax receivable	6,268	-	-
Other assets	37,730	41,142	42,030

Total assets	$2,506,768	$2,571,522	$2,687,944

Liabilities:
Credit facilities	$378,870	$411,267	$553,800
Term debt	1,503,616	1,524,171	1,519,725
Accrued interest payable	3,544	9,773	11,000
Income tax payable	-	353	668
Accounts payable	417	1,049	749
Other liabilities	42,227	43,354	41,636

Total liabilities	1,928,674	1,989,967	2,127,578
Total stockholders’ equity	578,094	581,555	560,366

Total liabilities and stockholders’ equity	$2,506,768	$2,571,522	$2,687,944

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31, 2009	December 31, 2008	March 31, 2008
Net interest income:
Interest income	$35,925	$45,845	$51,988
Interest expense	13,765	21,445	25,324

Net interest income	22,160	24,400	26,664
Provision for credit losses	25,307	17,930	4,611

Net interest income after provision for credit losses	(3,147)	6,470	22,053
Non-interest income:
Fee income	493	866	1,532
Asset management income	787	1,457	1,651
Gain on derivatives	144	1,366	56
Gain (loss) on sale of loans and debt securities	-	(1)	(786)
Loss on investments in debt securities	-	(1)	(258)
Loss on residual interest in securitization	-	-	(323)
Other income	4,898	4,958	1,284

Total non-interest income	6,322	8,645	3,156
Operating expenses:
Compensation and benefits	5,627	4,172	11,500
Occupancy and equipment	780	718	835
General and administrative expenses	3,501	3,054	2,564

Total operating expenses	9,908	7,944	14,899

Income (loss) before income taxes	(6,733)	7,171	10,310
Income tax expense (benefit)	(1,783)	4,417	4,168

Net income (loss)	$(4,950)	$2,754	$6,142

After tax adjustments to net income (loss):
IPO related compensation and benefits expense(1)	2,051	2,102	1,193
Loss on assets sold and retained residual interest(2)	-	258	192

Adjusted net income (loss)	$(2,899)	$5,114	$7,527

Net income (loss) per share:
Basic	$(0.10)	$0.06	$0.13
Diluted	$(0.10)	$0.06	$0.13
Weighted average shares outstanding:
Basic	48,778,526	48,510,697	47,787,965
Diluted	48,778,526	48,510,697	47,787,965
Adjusted net income (loss) per share:
Basic	$(0.06)	$0.11	$0.16
Diluted	$(0.06)	$0.11	$0.16
Adjusted weighted average shares outstanding:
Basic	48,778,526	48,510,697	47,787,965
Diluted	48,778,526	48,510,697	47,787,965

(1)	Non-cash compensation charge related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering.
(2)	Loss and expenses incurred in connection with the sale of assets comprised of 50 debt securities and two loans during Q2 2007, permanent impairments on these assets, the change in fair value of the residual interest in these assets, and the impact on the effective tax rate. The change in effective tax rate was applied retrospectively.

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

Three Months Ended
($ in thousands, except per share amounts)	March 31, 2009	December 31, 2008	March 31, 2008
Performance Ratios:
Return on average assets	(0.79)%	0.42%	0.94%
Return on average equity	(3.44)	1.88	4.53
Net interest margin, before provision	3.58	3.79	4.19
Efficiency ratio	34.79	24.04	49.96
Loan portfolio yield	6.05	7.40	8.44

Credit Quality Ratios:
Delinquent loan rate (at period end)	2.65%	0.69%	0.14%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	0.09	-	-
Non-accrual loan rate (at period end)	3.84	2.52	0.42
Annualized net charge off rate	2.50	1.47	0.58
Allowance for credit losses ratio (at period end)	2.81	2.25	1.58

Capital and Leverage Ratios:
Tier 1 risk based capital(1)	21.94%	21.86%	N/A
Total risk-based capital(2)	23.21	23.12	N/A
Equity to assets	23.06	22.62	20.85%
Debt to equity	3.26	x	3.33	x	3.70	x
Book value per share	$11.76	$12.00	$11.54

Average Balances:
Loans and other debt products, gross	$2,391,487	$2,431,109	$2,429,392
Interest earning assets	2,513,341	2,560,126	2,562,405
Total assets	2,544,764	2,613,730	2,633,221
Interest bearing liabilities	1,916,508	1,966,631	1,993,106
Equity	583,346	582,630	545,588

Allowance for credit loss activity:
Balance as of beginning of period	$53,977	$44,933	$35,487
General provision for credit losses	(1,409)	4,726	1,083
Specific provision for credit losses	26,716	13,204	3,528
Net charge offs	(14,271)	(8,886)	(3,335)

Balance as of end of period	$65,013	$53,977	$36,763

Supplemental Data (at period end):
Investments in debt securities, gross	$6,772	$6,839	$33,118
Loans held-for-sale, gross	-	-	67,277
Loans held-for-investment, gross	2,316,930	2,402,309	2,321,357

Loans and investments in debt securities, gross	2,323,702	2,409,148	2,421,752
Unused lines of credit	316,917	339,230	404,054
Standby letters of credit	32,011	32,358	24,615

Total funding commitments	$2,672,630	$2,780,736	$2,850,421

Loan portfolio	$2,323,702	$2,409,148	$2,421,752
Loans owned by NewStar Credit Opportunities Fund	557,491	561,241	591,571

Managed loan portfolio	$2,881,193	$2,970,389	$3,013,323

Loans held-for-sale, gross	$-	$-	$67,277
Loans held-for-investment, gross	2,316,930	2,402,309	2,321,357

Total loans, gross	2,316,930	2,402,309	2,388,634
Deferred fees, net	(19,225)	(20,998)	(17,406)
Allowance for loan losses—general	(35,080)	(36,786)	(30,127)
Allowance for loan losses—specific	(28,158)	(15,713)	(4,785)

Total loans, net	$2,234,467	$2,328,812	$2,336,316

(1)	Tier 1 risk-based capital ratio is defined as Tier 1 capital divided by risk weighted assets.
(2)	Total risk-based capital ratio is defined as the sum of Tier 1 capital and Tier 2 capital divided by risk-weighted assets.

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	March 31, 2009	December 31, 2008	March 31, 2008
Performance Ratios:
Return on average assets	(0.46)%	0.78%	1.15%
Return on average equity	(2.02)	3.49	5.55
Efficiency ratio	31.37	19.32	43.46
Net interest margin, before provision	3.58	3.79	4.19
Yield on interest earning assets	5.80	7.12	8.16

Credit Quality and Leverage Ratios (at period end):
Equity to assets	23.06	22.62	20.85

Consolidated Statement of Operations Adjustments(1):
Non-interest income	$6,322	$8,645	$3,156
Plus: loss on assets sold and retained residual interest(2)	-	-	323

Adjusted non-interest income	$6,322	$8,645	$2,833

Operating expenses	$9,164	$7,944	$14,899
Less: IPO related compensation and benefits expense(3)	973	1,561	1,798

Adjusted operating expenses	$8,191	$6,383	$13,101

Average Balances:
Assets	$2,544,764	$2,613,730	$2,633,221
Less: assets sold and residual interest(2)	-	-	631

Adjusted assets	$2,544,764	$2,613,730	$2,632,590

Interest earning assets	$2,513,341	$2,560,126	$2,562,405
Less: assets sold and residual interest(2)	-	-	631

Adjusted interest earning assets	$2,513,341	$2,560,126	$2,561,774

Consolidated Balance Sheet Adjustments
Assets	$2,506,768	$2,571,522	$2,687,944
Less: assets sold and residual interest(2)	-	-	308

Adjusted assets	$2,506,768	$2,571,522	$2,687,636

(1)	Adjustments are pre-tax.
(2)	On June 29, 2007, the Company completed the sale of assets comprised of 50 debt securities and two loans and retained a residual interest in these assets. The adjustment represents the financial impact of the sold assets and residual interest.
(3)	Non-cash compensation charge related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	March 31, 2009		December 31, 2008		March 31, 2008
Portfolio Data:
First mortgage	$378,162	16.3%	$370,810	15.4%	$398,700	16.5%
Senior secured asset-based	35,207	1.5	40,969	1.7	54,547	2.2
Senior secured cash flow	1,804,417	77.7	1,884,862	78.2	1,808,177	74.7
Senior subordinated asset-based	57,336	2.5	64,156	2.7	108,052	4.5
Senior subordinated cash flow	8,182	0.3	8,182	0.3	13,746	0.6
Second lien	33,311	1.4	33,086	1.4	32,048	1.3
Mezzanine/subordinated	7,087	0.3	7,083	0.3	6,482	0.2

Total	$2,323,702	100.0%	$2,409,148	100.0%	$2,421,752	100.0%

Middle Market Corporate	$1,926,055	82.9%	$2,016,447	83.7%	$1,996,073	82.4%
Commercial Real Estate	397,647	17.1	392,701	16.3	425,679	17.6

Total	$2,323,702	100.0%	$2,409,148	100.0%	$2,421,752	100.0%